Exhibit 99.1

Contacts:
Richard Powers	Daryl Messinger
Chief Financial Officer	Media
Corgentech Inc.	WeissComm Partners
650-624-9600	415-999-2361
investors@corgentech.com	daryl@weisscommpartners.com

Corgentech Announces First Quarter 2006 Financial Results

Management Will Host Conference Call at 4:30 p.m. EDT

SOUTH SAN FRANCISCO, Calif., May 4, 2006 — Corgentech Inc. (Nasdaq: CGTK) today reported financial results for the first quarter ended March 31, 2006.

“We are making excellent progress preparing a New Drug Application (NDA) for 3268, our lead product candidate for the reduction of pain associated with venipunctures and intravenous line placements, which we plan to file in the summer with the FDA,” said John P. McLaughlin, Corgentech’s chief executive officer. “In addition, we are completing two Phase 2 trials of 4975, a non-opioid drug candidate with blockbuster commercial potential for the treatment of moderate-to-severe pain, which has demonstrated reductions in pain for up to eight weeks in some clinical settings after only a single administration of the drug. These trials are for the treatment of pain post-operatively in open cholecystectomy, or gall bladder removal, and total knee replacement patients. We anticipate meeting with the FDA later this year to determine the future clinical development plan for 4975. In keeping with our mission to be the leader in novel pain management therapies, the board of directors recently voted to change the name of the company to Anesiva, Inc. This change requires stockholder approval, which we hope to receive at our annual meeting on June 21, 2006.”

First Quarter 2006 Financial Results

The financial results for the first quarter of 2006 reflect the first full quarter of combined operating results for AlgoRx Pharmaceuticals, Inc. and Corgentech Inc. following the completion of our merger on December 15, 2005. AlgoRx’s financial statements are the basis for the merged company’s historical financials.

Total operating expenses were $15.5 million in the first quarter of 2006. These operating expenses were primarily related to the preparation of an NDA for 3268, the company’s lead product candidate; data gathering from ongoing, multiple clinical trials for 4975, an anesthetic for site-specific, moderate-to-severe pain; and preparations to initiate a clinical trial of 1207, the company’s novel anesthetic for the treatment of neuropathic pain. In the first quarter of 2005, operating expenses were $5.9 million.

For the first quarter of 2006, the net loss was $14.6 million, or $0.75 loss per share. In the first quarter of 2005, the net loss was $5.7 million, or $5.15 loss per share. Common shares outstanding were 20.1 million shares at March 31, 2006. The overall increase in expenses and net loss for the first quarter of 2006 reflect the increase in personnel and development programs resulting from the merger in December 2005.

As of March 31, 2006, cash, cash equivalents and short-term investments were $80.1 million compared to $94.9 million at December 31, 2005.

Financial Guidance for 2006

The company’s financial guidance for 2006 is as follows:

•	Net loss for the full year of 2006 to be between $45 million and $50 million before non-cash stock compensation expense of $10 million to $12 million. The net loss, including all non-cash stock compensation expenses, for the full year of 2006 to be between $55 million and $62 million.

•	Cash, cash equivalents and short term investments balance ending 2006 of between $35 million and $40 million.

•	Revenue projections are not included in the company’s financial guidance for 2006.

Conference Call Details

Corgentech will conduct a webcast conference call with the investment community at 4:30 p.m. EDT, today, May 4, 2006 to discuss the first quarter 2006 results and to review the company’s progress and future outlook. The call will be available via live audio broadcast from the Investor Information page on the Corgentech website at www.corgentech.com. For those unable to participate via the Internet, a 24-hour replay will be available for seven days after the call by calling 1(800) 642-1687 (international dial: (706) 645-9291) and giving the following pass code: 8473342. The webcast will be available until the company’s next quarterly financial results conference call.

About Corgentech

Corgentech is a late-stage biopharmaceutical company that seeks to be the leader in the development and commercialization of novel therapeutic treatments for pain. The company has four drug candidates in clinical development for multiple potential indications, the most advanced of which, 3268, has completed Phase 3 clinical trials. Corgentech is based in South San Francisco, CA.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this press release include, without limitation, projected timing of FDA filings and clinical data announcements and other matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: whether Corgentech can successfully develop new products and the degree to which these gain market acceptance. Actual results may differ materially from those contained in the forward-looking statements in this press release. Additional information concerning these and other risk factors is contained in Corgentech’s Annual Report on Form 10-K for the year ended December 31, 2005.

Corgentech undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

~financial statements to follow~

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Corgentech Inc.

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

	Three months ended March 31,
	2006	2005
	(unaudited)	(unaudited)
Operating expenses:
Research and development	$9,297	$4,155
General and administrative	6,156	1,770

Total operating expenses	15,453	5,925

Loss from operations	(15,453)	(5,925)
Interest and other income, net	891	222

Net loss	$(14,562)	$(5,703)

Basic and diluted net loss per common share	$(0.75)	$(5.15)

Shares used to compute basic and diluted net loss per common share	19,453,092	1,106,909

Corgentech Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2006	December 31, 2005
	(unaudited)	(Note)
Assets
Cash, cash equivalents and short-term investments	$80,087	$94,913
Other current assets	1,397	1,464

Total current assets	81,484	96,377

Property and equipment, net	3,351	871
Other assets, non-current	678	669

Total assets	$85,513	$97,917

Liabilities and stockholders’ equity
Current liabilities	$6,692	$8,377
Long term obligations	9	—
Total stockholders’ equity	78,812	89,540

Total liabilities and stockholders’ equity	$85,513	$97,917

(Note): Derived from audited financial statements at that date.